SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”), dated as of October 10, 2006, by and between the parties hereto, Michael J. Dodak (“Employee”) and Global Axcess Corp (“Employer” or “Company”).

RECITALS

On or about June 25, 2004, the Company and the Employee entered into that certain Employment Agreement (the “Employment Agreement”).

The parties desire to terminate the Employment Agreement and otherwise resolve amicably all issues arising out of the cessation of Employees’ employment, and to memorialize their Agreement. Therefore, in consideration of the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties expressly, knowingly and voluntarily agree as follows:

AGREEMENTS

1.  The foregoing recitals are incorporated by reference and are acknowledged to be true and correct.

2.  In exchange for the promises made by Employer contained in this Agreement, Employee agrees as follows:

a.  Employee's last day of employment is established as Saturday, September 30, 2006 (the “Effective Date”). On the Effective Date Employee shall cease being an employee, officer and director of Employer.

b.  Employee, for Employee and Employee’s heirs, assigns, executors, successors, agents, attorneys and representatives, and any person acting by, through, on behalf of, or under Employee hereby covenants not to sue, and irrevocably and unconditionally releases Employer, and all of its past, present and future directors, shareholders, officers, agents, employees and current and former affiliated parent and/or subsidiary business entities, (collectively “Releasees”), and each of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown that Employee ever had, or now has against the Releasees based on or arising out of any financial obligations Employer owes to Employee by virtue of any agreement between the parties therefor.

c.  For a reasonable period of time in connection with his separation from employment, Employee agrees to cooperate with the Employer in connection with the transition of various activities as reasonably requested by the Employer. Such activities shall include, but will not be limited to, the transition of any and all of Employee’s files (including both hardcopy and electronic information) to the Employer’s CEO.

d.  Employee warrants that while in the employ of the Employer, Employee did not misrepresent the Employer or deal with any third party in bad faith. Provided, however, that in the event a third party makes any claim or assertion that Employee misrepresented the Employer or dealt in bad faith, such claim or assertion shall not serve to relieve Employer of its obligations under this Agreement. Employee further warrants that Employee has not incurred any expenses or obligations or liabilities on behalf of the Employer which have not been disclosed to the Employer at the signing of this Agreement.

e.  Employee recognizes that he is deemed an “insider” of Employer and that such status shall continue until 90 days from the Effective Date (and thereafter if Employee gains access to non-public information concerning Employer). During the ninety (90) days of Employee’s insider status after the Effective Date, the Employee shall not trade in Company Securities. During the next ninety (90) day period, the Employee shall be permitted to sell up to 100,000 shares of Company securities. Provided, however, that in the event the Employer fails to make any payment required under this Agreement, the foregoing restrictions on Employee’s right to trade in Company securities are void and of no force and effect. In the event Employee trades in Company securities during such period, Employee shall file all SEC forms applicable to any such trading activities.

3.  Employee agrees that during his employment with Employer, he had access to and was exposed to the Employer’s, trade secrets (as that term is defined in Section 688.002(4) of the 2005 Florida Statutes) and confidential business and professional information, including, but not limited to, Employer’s policies, organization, management, marketing, finances, future plans, budgets, strategies, promotional materials, pricing, profit margin, product development, employee skills and compensation, customer or client lists and contacts, the goodwill associated with the Employer’s customers or clients and other confidential business information that does not qualify as trade secrets. Employee acknowledges and agrees that the release of any such trade secrets or confidential business or professional information will irreparably harm the Employer and that the Employer’s trade secrets and confidential business and professional information are legitimate business interests of the Employer. In exchange for the Employer’s covenants and promises, and other good and valuable consideration in this Agreement, Employee agrees to be subject to the following Non-Competition, Non-Solicitation, and Non-Disclosure provisions.

a.  Employee agrees that for sixty (60) months following his termination from employment, he will NOT, anywhere in the world:

(i)  directly or indirectly, as either an owner, operator, agent, employee, independent contractor, investor, advisor, consultant, partner, officer, director, shareholder or in any other capacity, engage, participate or invest in a business which competes with the Employer or its affiliated or related entities with the exception of Cash Axcess Corporation (Proprietary) Limited (“CAC”) in which the Employer agrees to allow Employee to provide consulting services to CAC until Employer has received all monies due to Employer from the sale of Employer’s ownership in CAC to Coin Security Group (Proprietary) Limited estimated to be in April 2007; and/or

(ii)  directly or indirectly solicit, entice, encourage or induce any employee of the Employer or its affiliated or related entities or any person, who at any time within one (1) year prior to the termination of Employee’s employment shall have been an employee of the Employer or its affiliated or related entities, to: (A) terminate or negatively alter his or her relationship with the Employer; (B) to become employed by or associated with any person or company other than Employer; (C) solicit the business of any current or former client or customer of the Employer (other than on behalf of the Employer); or (D) induce any former or current supplier, vendor, consultant, or independent contractor of the Employer to terminate or negatively alter his, her, or its relationship with the Employer; and/or

(iii)  directly or indirectly, reveal, disclose, publish, use or direct or authorize another to reveal, disclose, publish or use Employer’s or its affiliated or related entities’ trade secrets or confidential business or professional information without the prior written consent of Employer.

(iv)  Nothing herein contained, however, shall restrict Employee from overseeing personal and family investments, including, without limitation, any investments in not more than three percent (3%) of the voting securities in any business which competes with the Employer or its affiliated or related entities whose stock is listed on a national securities exchange or is actively traded on the NASDAQ so long as in connection with such investments Employee does not render services, directly or indirectly, to a business that competes with the Employer or its affiliated or related entities. Additionally, nothing contained herein shall preclude the Employee from selling and processing debit cards anywhere in the world, so long as Employee does not serve as an officer, director, shareholder or consultant in Electronic Payment and Transfer Corp., the Company’s former subsidiary.

b.  Employee agrees that all records, files, data, documents and the like relating to the Employer shall be and remain the sole property of the Employer. Upon termination of Employee’s employment with Employer, Employee shall not remove from the Employer’s premises or retain any of the materials described in this Section 3.b without the prior written consent of the Employer, and such materials in Employee’s possession shall be delivered promptly to the Employer.

c.  Employee acknowledges that the legitimate business interests of the Employer are of a special, unique and extraordinary character, that the restrictions contained in this Section 3 are necessary to protect such legitimate business interests and that damages at law would be an inadequate remedy. Employee agrees that the Employer shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without the need to show actual damages, without bond and that the rights and remedies of the Employer under this Agreement are cumulative and not exclusive of any other right, power or remedy which the Employer may have under any other agreement or by law. In the event Employer successfully obtains a preliminary or temporary injunction against Employee for any violation of this Section 3, the Employer shall be relieved of any obligation to pay Employee the sums required under this Agreement.

d.   In the event that a court of competent jurisdiction shall determine that any provision of this Section 3 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 3 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

4.  Employee agrees to provide, free of charge, up to twenty (20) hours per month of consulting and/or advisory assistance to the Employer as requested by the Employer for a period of six (6) months following the Effective Date. Such consulting and/or advisory assistance may be performed by Employee at Employee’s place of business.

5.  The Employer agrees as follows:

a.  Contemporaneously with the execution of this Agreement, Employer shall pay to Employee accrued Paid Time Off (“PTO”) of $42,301.14 (less applicable withholdings, FICA, FUTA and other amounts customarily withheld from employees of Employer) plus his regular bi-weekly payroll deposit for work through September 30, 2006.

b.  Employer will pay Employee approximately 16 months of compensation over a 24 month period as follows: commencing October 31, 2006 and on the last day of each of the following 23 months thereafter (the “Payment Term”) the Employer shall pay Employee the sum of $15,699.04 (the “Severance Payment”).

c.  At such time as the Company receives payment from Coin Security Group in connection with the sale of the Company’s remaining ownership interest in Cash Axcess Corporation, and the balance owed to Employee is equal to or greater than the sum of $57,698.86, the Employer shall pay to Employee a lump sum in the amount of $57,698.86, and the remaining balance of the Severance Payment due Employee after such lump sum payment shall be paid to Employee in equal installments over the remaining Payment Term. In the event the balance of the Severance Payment is less than $57,698.86 at the time the foregoing payment is received from Coin Security Group, then the balance of the Severance Payment shall be paid to Employee in full with one lump sum payment.

d.  The Severance Payment set forth in Section 5.b. may be prepaid at any time by Employer in its sole discretion if Employer determines that it has the cash resources to make such prepayment.

e.  In the event of a “Change in Control” of Employer the Employer’s assets, the entire remaining balance of the Severance Payment owed to Employee shall be paid within fifteen (15) business days after such event takes place. For purposes of this Agreement, “Change in Control” shall mean (A) any merger or consolidation of the Employer with another entity, whether or not the Employer is the continuing or surviving entity, that has been voted on and approved by a majority of the Employer’s shareholders and in which a majority of the Employer’s voting capital stock is transferred to holders different from persons or their affiliates who held the stock immediately prior to such transaction or (B) any sale of all or substantially all of the Employer’s assets to another entity or person that has been voted on and approved by a majority of the Employer’s shareholders and of which a majority of the capital stock is held by holders different from persons or their affiliates who hold voting capital stock of the Employer.

f.  If Employer fails to make a payment when due pursuant to Section 5 a, b, c and e, then upon written notification of such default from Employee to the Employer, the Company shall have thirty (30) days to cure the default. If the Employer does not cure the default within the 30-day period then the entire remaining balance of the Severance Payment owed to Employee shall become due and payable.

g.  Employer will pay for the reasonable attorneys’ fees of Employee to have an attorney of his choice review the Employment Agreement. Such attorney will also be the same attorney used by Mr. David Fann regarding Mr. Fann’s separation agreement and release.

h.  For those expenses not previously reimbursed pursuant to Section 5a hereof, within ten days of the Effective Date Employer will reimburse Employee for any remaining customary business expenses incurred on behalf of, and subject to the sole discretion of, Employer after submission of appropriate supporting documentation.

i.  Employer will pay the lesser of: (i) $6,600 or (i) the maximum permitted by law in matching dollars as per the Company’s 401K Plan for contributions made after the Effective Date but before the end of 2006.

j.  During the period beginning on the Effective Date and ending March 31, 2008 Employer will provide Employee with healthcare benefits for himself and his family to the extent that that is permissible under its healthcare plans adopted for its employees as a group; and to the extent that such provision is not permissible, Employer will pay Employee a monthly dollar amount equal to the premium it would otherwise pay on behalf of Employee. As of the Effective Date such medical benefits premiums are estimated to be equal to approximately $786 per month.

k.  Employee will be allowed to keep the following Company-owned assets: (i) laptop computer used by Employee as of the Effective Date, (ii) mobile phone used by Employee as of the Effective Date, (iii) pictures displayed at the Employer’s corporate office at Ponte Vedra Beach, Florida that were taken by Employee. Employee agrees to provide Employer with an electronic copy of all Employer files from the Employee’s laptop computer and subsequently remove said files from the laptop computer.

6.  The parties agree that this Agreement is undertaken with mutual respect and in the best interest of both parties. The parties agree that this Agreement shall not constitute and shall not be construed as an admission of liability or wrongdoing by either party.

7.  Either party’s failure to enforce any provision(s) of this Agreement shall not in any way be construed as a waiver of that provision(s) or prevent that party thereafter from enforcing each and every provision of this Agreement.

8.  If any of the provisions contained in any paragraph herein are found null, void, or inoperative, for any reason, the remaining provisions shall remain in full force and effect.

9.  The parties agree that they will not make any untruthful oral or written statement or take any other action which disparages or criticizes the other party hereto, or Employer’s or its affiliated or related entities’ administration, employees, management, officers, shareholders or directors. The parties agree that in response to any third party inquiries that the parties may state such separation was on friendly terms. In the event any press release is issued relating to Employee’s termination of employment with Employer, the parties shall mutually agree and approve the language of such release.

10.  Employee and Employer acknowledge that they have read each of the sections herein and fully understand the terms, nature, and effect of this Agreement, which they voluntarily execute in good faith and deem to be a fair and equitable settlement of this matter.

11.  Except as otherwise provided in Section 5g, Employer and Employee will each bear their own costs and expenses incurred in the preparation, review and execution of this Agreement.

12.  This Agreement supersedes any prior agreement or understanding between the parties, written or oral, and constitutes a complete resolution of all claims by Employee against Releasees. There may be no modification of this Agreement except in writing signed by the parties. The Employment Agreement and any other employment agreements and/or modifications or amendments thereto are hereby deemed terminated and of no force or effect. Notwithstanding the foregoing or anything else in this Agreement to the contrary, in the event the non-competition and non-solicitation agreements contained in Section 3 of this Agreement are determined to be unenforceable, the non-competition and non-solicitation obligations in the Employment Agreement shall also continue in full force and effect. Moreover, Employee agrees that Employee has the obligation to and will maintain and protect the confidentiality of Confidential Information (as defined in said Employment Agreement) following the date of this Agreement. Under no circumstances and at no time shall Employee, directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to any Confidential Information. Employee acknowledges and agrees that the unauthorized use or disclosure of any of Employer's Confidential Information, obtained by Employee during the course of employment with Employer constitutes unfair competition. Employee therefore promises and agrees not to engage in any unfair competition with Employer after separation from employment.

13.  All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

For Employee: Michael J. Dodak Address on file with the Human Resource department of Employer (Personal & Confidential)

For Employer: Global Axcess Corp Attn: Chief Executive Officer 224 Ponte Vedra Park Drive Suite 100 Ponte Vedra Beach, Florida 32082 Fax Number: (904) 280-3950 (Personal & Confidential)

14.  This Agreement may be filed as a material agreement with appropriate regulatory authorities. Any press release relating to this Agreement or the termination of Employee shall be furnished to Employee for his review and approval prior to its release to the public.

15.  Employee agrees to cooperate with Employer in a reasonable way with respect to matters arising prior to or subsequent to the signing of this Agreement with respect to which Employee had some involvement or knowledge prior to the Effective Date, it being agreed that any cooperation or consultation shall not unreasonably interfere with Employee’s subsequent employment, if any.

16.  Employee agrees that all correspondence, drawings, reports, ideas, manuals, letters, data, notes, analyses, sales information, personnel information, notebooks, reports, charts, programs, proposals, legal agreements, files, memoranda, records, and any other documents concerning the Employer’s customers or products or processes, whether or not prepared by and in the course of employment, alone or in conjunction with others, together with any credit cards and other physical and personal property which Employee received from the Employer or which Employee generated in connection with his employment by the Employer, which are in Employee’s possession, custody or control, are the sole property of the Employer. Employee further warrants that he has turned over, or shall promptly return to the Employer, any such documents or property in his possession, custody or control.

17.  Nothing in this Agreement shall be interpreted as depriving Employee of the protections he is entitled to under Employer’s insurance policies including, but not limited to, its D&O insurance policy and pursuant to Employer’s Articles of Incorporation and By-Laws that were in effect on the Effective Date, it being agreed that such protection shall remain in effect hereafter for the benefit of Employee to the same extent as other officers and/or directors of Employer.

18.  Employee acknowledges that any of Employer’s and/or its affiliates’ or related entities’ business opportunities which were identified by, known by, or otherwise created by Employee are the property of the Employer and/or its affiliated or related entities.

19.  The parties affirm that this Agreement is the product of negotiation and it shall not be construed against either party on the basis of sole authorship.

20.  No amendment or modification of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. It is expressly understood and agreed that Sections 3, 9, 13, 15, 16 and 17 shall survive any termination of this Agreement.

21.  This Agreement may be executed in several counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

22.  This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted, in all respects, in accordance with the laws of the State of Florida. In any action to enforce the terms of this Agreement, jurisdiction and venue shall lie exclusively in the United States District Court, Middle District of Florida, Jacksonville Division, or the Seventh Judicial Circuit Court in St. Johns County, Florida. The prevailing party in any action brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorney’s fees, costs and expenses.

23.  Employee acknowledges that Employee has been advised by Employer to seek legal advice regarding the effect of this Agreement including the release in Section 2. prior to signing it. Employee has had twenty-one (21) days from the Effective Date, to consider this Agreement before signing it. Employee understands that he may use as much of this twenty-one (21) day period as he wishes before signing the Agreement. Employee further understands that he may revoke this Agreement within seven (7) calendar days after signing it. Revocation must be made by delivering written notice of revocation as provided in Section 13. The seven (7) day revocation period, during which the Employee may revoke his acceptance of the Agreement, begins on the day he executes this Agreement. Employee understands that he may not waive the seven (7) day revocation period. By signing this Agreement, Employee states that he has received advice of counsel, read it, understands it, knows that he is giving up important rights, agrees with everything in it, and has signed it knowingly and voluntarily. Employee agrees that Employer shall be under no obligation whatsoever to provide any of the benefits in Section 5. or elsewhere herein until after the expiration of the seven (7) days revocation period.

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts as of the day and year first written above.

/s/ Michael J. Dodak	GLOBAL AXCESS CORP
Michael J. Dodak
By: /s/ Michael J. Loiacono
Its: Chief Financial Officer